Exhibit 5.2

June 7, 2013

Nortek, Inc.

50 Kennedy Plaza

Providence, Rhode Island 02903-2360

Ladies and Gentlemen:

We have acted as special counsel in the State of Connecticut to Magenta Research LTD, a Connecticut corporation (“Magenta”), in connection with (i) the proposed issuance by Nortek, Inc., a Delaware corporation (the “Company”), in the exchange offer (the “Exchange Offer”) of $235,000,000 aggregate principal amount of 8.5% Senior Notes due 2021 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 8.5% Senior Notes due 2021 issued on October 18, 2012 (the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Exchange Guarantee”) by Magenta and certain other guarantors pursuant to Article X of the Indenture (as defined below) which will be evidenced by a Notation of Guarantee attached to the Exchange Notes and (iii) the Registration Statement on Form S-4 (File No. 333-             ), including all exhibits thereto, to be filed by the Company, Magenta and certain other guarantors (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “SEC”) filed on June 7, 2013 (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantee and certain other guarantees of the Exchange Notes under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of April 26, 2011, between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The terms of the Exchange Guarantee are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

In connection herewith, we have examined execution or fìnal forms of the following documents:

(1)	the Registration Statement; and

(2)	the Indenture.

Nortek, Inc.
June 7, 2013

We also have examined:

(a)	a corporate certificate of existence of Magenta dated May 22, 2013 and issued by the Office of the Secretary of the State of Connecticut (the “Good Standing Certificate”) and a copy of the Certificate of Incorporation of Magenta and the Certificate of Amendment to the Certificate of Incorporation of Magenta, as certified by the Office of the Secretary of the State of Connecticut on May 23, 2013 (collectively the “Certified Articles of Incorporation”); and

(b)	a Certificate of Secretary of the Guarantors executed by the Senior Vice Presidents, Secretary, and Treasurer of Magenta dated as of October 18, 2012 which certifies Magenta’s Certificate of Incorporation, by-laws, authorizing resolutions and the incumbency of the directors and officers of Magenta and includes specimen signatures of those officers who shall be executing any Transaction Documents to which Magenta is a party (the “Secretary’s Certificate”).

The documents listed as Items (1) and (2) above are collectively referred to herein as the “Transaction Documents”. We have not been involved in the negotiation, preparation or execution of the Transaction Documents or any of the related agreements executed or delivered in connection therewith. We have been retained by Magenta solely for the purpose of rendering certain opinions set forth herein pursuant to Connecticut law. This letter addresses only those matters as to which the addressee may have requested information, and we disclaim any obligation to provide information on any other matter. This letter speaks only as of the date hereof, and we expressly disclaim any obligation to update or supplement this letter.

We have assumed the validity, binding effect and enforceability of the Transaction Documents as regards Magenta and all the other parties thereto, and we express no opinion whatsoever (by implication or otherwise) with respect to the validity or enforceability of such documents against Magenta or any other person or entity or as to the accuracy or completeness of any of the representations or warranties or any other matters set forth therein or the schedules thereto. We have not reviewed any document other than the Transaction Documents, including without limitation, any document which is referred to in or incorporated by reference into any of the Transaction Documents. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have assumed the accuracy of all factual statements, representations and warranties made in the Transaction Documents and the schedules thereto. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Nortek, Inc.
June 7, 2013

In our examination of the documents listed above, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals or finals and the conformity with authentic original documents of all documents submitted to us as copies.

We have also assumed that, other than with respect to Magenta, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents, We have assumed the completeness and accuracy of all matters and information certified in the Secretary’s Certificate (and that all consents, resolutions or minutes of proceeding of the board of directors of Magenta remain in full force and effect and have not been modified or revoked by any subsequent actions). We have assumed that there are no agreements or instruments (other than the Certified Articles of Incorporation and agreements or instruments attached to the Secretary’s Certificate) that impose separate or additional requirements for Magenta’s authorization of the Exchange Guarantee. With respect to Magenta, we have assumed that the Transaction Documents have been duly executed and delivered on behalf of Magenta and attached to the Exchange Notes in accordance with the provisions of the Indenture.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Based solely on the Certified Articles of Incorporation and the Good Standing Certificate, Magenta is duly incorporated as a corporation under the laws of the State of Connecticut and therefore possesses the corporate power to perform its obligations under the Exchange Guarantee.

2. The execution and delivery by Magenta of the Exchange Guarantee and the consummation by Magenta of its obligations thereunder are within Magenta’s corporate power under Connecticut law and have been duly authorized by all necessary corporate action on the part of Magenta.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Nortek, Inc.
June 7, 2013

(a) Wherever this opinion letter refers to matters “known to us”, or to our “knowledge”, or words of similar import, such reference means that, during the course of our representation of Magenta with respect to the Transaction Documents or this opinion letter, we have requested information of Magenta concerning the matter referred to and no information has come to the attention of (either as a result of such request for information or otherwise) any attorneys currently employed by Cohn Birnbaum & Shea P.C. devoting substantive attention or a material amount of time thereto, which has given us actual knowledge of the existence (or absence) of facts to the contrary. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters, and no inference should be drawn to the contrary from the fact of our representation of Magenta.

(b) Our opinions herein reflect only the application of applicable Connecticut law (excluding the securities and blue sky laws of Connecticut). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions set forth herein are subject to the affect of applicable bankruptcy, insolvency, moratorium and laws affecting creditors’ rights generally. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(c) We express no opinion as to:

(i) whether Magenta may guarantee or otherwise be liable for, or pledge its assets to secure, indebtedness incurred by the Company, except to the extent that Magenta may be determined to have benefited from the incurrence of the indebtedness by the Company or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are, directly or indirectly, made available to Magenta for its corporate purposes;

(ii) the authorizations, approvals or consents as may be necessary under Connecticut securities or “blue sky” laws in connection with the transactions contemplated by the Transaction Documents;

(iii) the validity or effect of any provision in any Transaction Document regarding choice of law, submission to jurisdiction or venue or consent to service of process or any conflict of laws rules which any court sitting in the State of Connecticut may apply; or

Nortek, Inc.
June 7, 2013

(iv) the validity or priority of any security interests created pursuant to any of the Transaction Documents.

(d) In making any opinion as to the existence, validity or enforceability of any governmental certificate, permit or approval issued by any governmental authority, we have assumed that any such authority had the jurisdiction to issue the applicable certificate, permit or approval, and that individuals purporting to act on behalf of such authority or entity have been duly appointed, elected and/or authorized to act.

This opinion letter is limited solely to the laws of the State of Connecticut, and we express no opinion concerning any other law or any other jurisdiction, whether or not applicable to Magenta or any Transaction Document to which Magenta is a party. This opinion letter is being delivered by us solely for your benefit. We do not render any opinions except as set forth above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person (other than you and your general counsel, Weil, Gotshal & Manges LLP) or for any other purpose without our prior written consent in each instance. We consent to the filing of this opinion with the Registration Statement and the inclusion of our name under “Legal Matters” in a prospectus contained therein. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

COHN BIRNBAUM & SHEA, P.C.

By        /s/ Staci H. Bachman, Esq.